FOR IMMEDIATE RELEASE	NEWS

July 17, 2006	OTCBB: LFLT

LIFELINE THERAPEUTICS, INC. ANNOUNCES DISTRIBUTION OF
PROTANDIM® IN CVS/PHARMACY STORES NATIONWIDE

DENVER, Colorado – Lifeline Therapeutics, Inc. (OTCBB: LFLT), today announced that Protandim® will be carried in CVS/pharmacy stores nationwide beginning in August. Protandim, a dietary supplement clinically proven to increase the body’s natural antioxidant defenses and combat oxidative stress, will be sold at more than 6,100 locations in the CVS drugstore chain throughout the U.S., including the Sav-on and Osco stores recently acquired by CVS.

“By making Protandim available at CVS/pharmacy, we’ve greatly expanded our reach and are able to offer more customers the cellular health and healthy aging benefits of this fundamentally new approach to antioxidant therapy,” said Stephen Onody, Lifeline Therapeutics CEO. “Through the CVS partnership, the availability of Protandim will be significantly increased.”

As a part of the launch, CVS/pharmacy will co-market Protandim through a variety of initiatives, including national print advertisements in over 800 publications, in-store signage, and off-shelf merchandising. Lifeline also plans to offer a Continuing Medical Education program to CVS pharmacists.

About Protandim®

Protandim® is a patent-pending dietary supplement that increases the body’s natural antioxidant protection by inducing two protective enzymes, superoxide dismustase (SOD) and catalase (CAT). These naturally occurring enzymes simply become overwhelmed by free radicals as we get older. Oxidative stress (cell damage caused by free radicals) occurs as a person ages, when subjected to environmental stresses or as an associated factor in certain illnesses. TBARS are laboratory markers for oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, with this decrease shown to be maintained at 120 days. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural antioxidant enzymes. For more information, please visit the Protandim® product web site at www.protandim.com.

About Lifeline Therapeutics, Inc.

Lifeline Therapeutics, Inc. markets Protandim®. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Company’s web site at www.lifelinetherapeutics.com.

About CVS/pharmacy

CVS/pharmacy, America’s largest retail pharmacy, is committed to serving the healthcare needs of all customers by being the easiest pharmacy for customers to use, both in its 6,100+ stores and online at CVS.com. General information about CVS is available at http://investor.cvs.com, as well as www.cvs.com/pressroom.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

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CONTACTS:

Company:	Media:

Lifeline Therapeutics, Inc.	LeGrand Hart

Stephen K. Onody, CEO	Erin Ragan

Gerald J. Houston, CFO	Hannah Shawcross

Phone: 720-488-1711	Phone: 303.298.8470

Fax: 303-565-8700	Fax: 303.298.8570